Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Fidelity National Information Services, Inc. of our report dated March 25, 2015, relating to the financial statements, and the effectiveness of internal control over financial reporting of SunGard, formerly known as SunGard Capital Corp., which appears in Fidelity National Information Services, Inc.’s Current Report on Form 8-K dated October 13, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

June 30, 2016